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                         CERTIFICATE OF DETERMINATION
                         OF SERIES AA PREFERRED STOCK
                             OF AFFYMETRIX, INC.,
                           A CALIFORNIA CORPORATION
        (PURSUANT TO SECTION 401 OF THE CALIFORNIA CORPORATIONS CODE)


The undersigned Stephen P.A. Fodor and Edward M. Hurwitz, do hereby certify:

1. That they are the duly elected and acting President and Chief Executive Officer and the Chief Financial Officer, respectively, of Affymetrix, Inc., a California corporation (the "Corporation").

2. The authorized number of shares of the Corporation's Preferred Stock is 27,500,000, and the number of shares constituting Series AA Preferred Stock is 1,634,522, none of the shares of that series has been issued.

3. That pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation of the Corporation, the Board of Directors adopted the following resolution:

              RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Corporation's Amended and Restated Articles of Incorporation, the Board of Directors hereby creates a new series of Preferred Stock designated as Series AA Preferred Stock which shall be subject to the following rights, preferences, privileges and restrictions thereof as follows:

RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF PREFERRED STOCK. The rights, preferences, privileges, and restrictions granted to and imposed on the Series AA Preferred Stock, which series shall consist of one million six hundred thirty four thousand five hundred twenty two (1,634,522) shares (the "Series AA Preferred Stock"), are as set forth below in this Certificate of Determination.

          1.   DIVIDEND PROVISIONS.

          (a) Subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of shares of Series AA Preferred Stock shall be entitled to receive dividends payable in cash, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation, at the rate per share per annum of $1.99 (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series AA Preferred Stock) payable in two equal installments on June 30 and December 31 of each year so long as such share of Series AA Preferred Stock is then outstanding. Such dividends shall accrue on

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each share from the Purchase Date (as defined below), and shall accrue from day to day, whether or not earned or declared. Such dividends shall be cumulative so that, except as provided below, if such dividends in respect of any previous or current dividend period, at the annual rate specified above, shall not have been paid, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Common Stock. Cumulative dividends with respect to a share of Series AA Preferred Stock which are accrued, payable and/or in arrears shall, upon conversion of such share to Common Stock or redemption of such share, be paid to the extent assets are legally available therefor pursuant to the provisions of Section 2 and Section 3, respectively, and any amounts for which assets are not legally available shall be paid promptly as assets become legally available therefor; any partial payment will be made pro rata among the holders of such shares. The holders of the outstanding Series AA Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least a majority of the Series AA Preferred Stock then outstanding.

          (b) Subject to the rights of any shares of Preferred Stock that may from time to time come into existence and in addition to the amounts paid pursuant to subsection 1(a) above, the holders of shares of Series AA Preferred Stock shall be entitled to receive an amount equal to any dividend paid (other than dividends paid in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation (as determined on a per annum basis and on as a converted basis for the Series AA Preferred Stock), payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

          2.   LIQUIDATION PREFERENCE.

          (a) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of Series AA Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $30.59 for each outstanding share of Series AA Preferred Stock (the "Original Series AA Issue Price") (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series AA Preferred Stock), (ii) accrued but unpaid dividends on such share, and (iii) a per share amount equal to the difference obtained by subtracting
(A) the product of ten percent of the annual per share dividend multiplied by a fraction, the numerator of which is the number of days elapsed since the date upon which the first share of Series AA Preferred Stock was first issued (the "Purchase Date") and the denominator of which is 365, from (B) the annual per share dividend. The sum obtained by adding the amounts described in clauses (i), (ii) and (iii) of the preceding sentence is referred to herein as the "Series AA Liquidation Preference". If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series AA Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may

                                       2

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from time to time come into existence, the entire assets and funds of this
Corporation legally available for distribution shall be distributed ratably among the holders of the Series AA Preferred Stock in proportion to the amount of such stock owned by each such holder.

          (b) Upon the completion of the distribution required by subparagraph (a) of this Section 2 and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, if assets remain in this Corporation, the holders of the Common Stock of this Corporation, shall receive an amount per share of Common Stock equal to the quotient obtained by dividing (i) the Series AA Liquidation Preference, by (ii) the number of shares of Common Stock into which one (1) share of Series AA Preferred Stock could then be converted pursuant to Section 4 hereof. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Common Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire remaining assets and funds of this Corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock in proportion to the amount of such stock owned by each such holder.

          (c) After the distributions described in subsection (a) and (b) above have been paid, subject to the rights of series of Preferred Stock that may from time to time come into existence, the remaining assets of this Corporation available for distribution to shareholders shall be distributed among the holders of Series AA Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Series AA Preferred Stock).

          (d) (i) The following events shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2: (A) a consolidation or merger of this Corporation with or into any other corporation or corporations as a result of which the holders of voting stock of this Corporation immediately prior to such transaction do not own, directly or indirectly, more than 50% of the voting power of the surviving corporation or its parent corporation immediately after such transaction, or
(B) a sale, conveyance or disposition of all or substantially all of the assets of this Corporation.

               (ii) In any of such events, the value of the assets distributed to the shareholders of this Corporation shall be determined as set forth herein. If the assets distributed to the shareholders of this Corporation consist of other than cash or securities, the value of such assets shall be the fair market value thereof, as determined by the this Corporation and the holders of at least a majority of the voting power of all the then outstanding shares of Preferred Stock. If the assets distributed to the shareholders of this Corporation consist of securities, such securities shall be valued as follows:

                    (A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

                         (1)  If traded on a securities exchange or through
the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the

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securities on such exchange or system over the twenty (20) trading day period ending three (3) trading days prior to the closing;

                         (2)  If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading day period ending three (3) trading days prior to the closing; and

                         (3)  If there is no active public market, the value
shall be the fair market value thereof, as mutually determined by this Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                    (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this Corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

          3.   REDEMPTION.

          (a)  REDEMPTION AT THE OPTION OF THIS CORPORATION.

               (i) Subject to the rights of series of Preferred Stock that may from time to time come into existence, at any time on or prior to March 9, 2001, this Corporation may at any time it may lawfully do so, at the option of the Board of Directors, redeem in whole or in part the Series AA Preferred Stock by paying in cash therefor a sum equal to (A) the Original Series AA Issue Price (subject to adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series AA Preferred Stock), plus (B) accrued but unpaid dividends on such share (the "Early Redemption Price"); provided that the closing sale price of this Corporation's Common Stock on the Nasdaq National Market (or such other national securities exchange on which the Common Stock is then listed) has been at or above $52.00 (subject to adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Common Stock) for twenty (20) of thirty (30) consecutive trading days prior to the applicable Corporation Redemption Date (as defined below), which thirty (30) day period shall have ended not more than ten (10) trading days prior to the date of the Corporation Redemption Notice (as defined below). Any redemption effected pursuant to this subsection 3(a)(i) shall be made on a pro rata basis among the holders of the Series AA Preferred Stock in proportion to the number of shares of Series AA Preferred Stock then held by them.

               (ii) Subject to the rights of series of Preferred Stock that may from time to time come into existence, at any time after March 9, 2001, this Corporation may at any time it may lawfully do so, at the option of the Board of Directors, redeem in whole or in part the Series AA Preferred Stock by paying in cash therefor a sum equal to the Series AA Liquidation Preference (the "Late Redemption Price"). Any redemption effected pursuant to this subsection

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

3(a)(ii) shall be made on a pro rata basis among the holders of the Series AA Preferred Stock in proportion to the number of shares of Series AA Preferred Stock then held by them.

               (iii) Subject to the rights of series of Preferred Stock that may from time to time come into existence, at least twenty (20) but no more than thirty (30) days prior to the date on which this Corporation proposes to redeem any shares of Series AA Preferred Stock (each a "Corporation Redemption Date"), written notice shall be personally delivered, sent by reliable international courier, or sent by confirmed facsimile to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series AA Preferred Stock to be redeemed, at the address last shown on the records of this Corporation for such holder, notifying such holder of the redemption to be effected on the applicable Corporation Redemption Date, specifying the number of shares to be redeemed from such holder, the applicable Corporation Redemption Date, the Early or Late Redemption Price, as applicable, the place at which payment may be obtained and calling upon such holder to surrender to this Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the "Corporation Redemption Notice"). Except as provided in subsection 3(a)(iv) or 3(a)(v), on or after each Corporation Redemption Date, each holder of Series AA Preferred Stock to be redeemed on such Corporation Redemption Date shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Corporation Redemption Notice, and thereupon the Early or Late Redemption Price, as applicable, of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. Any shares of Series AA Preferred Stock that are not redeemed shall remain subject to redemption by this Corporation pursuant to this Section 3(a).

               (iv) Each holder of Series AA Preferred Stock may, at anytime up to two (2) trading days prior to the applicable Corporation Redemption Date, elect to convert all shares of Series AA Preferred Stock designated for redemption in the Corporation Redemption Notice into shares of Common Stock pursuant to Section 4 below.

               (v) From and after each Corporation Redemption Date, unless there shall have been a default in payment of the Early or Late Redemption Price, as applicable, all rights of the holders of shares of Series AA Preferred Stock designated for redemption on such Corporation Redemption Date in the Corporation Redemption Notice as holders of Series AA Preferred Stock (except the right to receive the Early or Late Redemption Price, as applicable, without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of series of Preferred Stock that may from time to time come into existence, if the funds of this Corporation legally available for redemption of shares of Series AA Preferred Stock on any Corporation Redemption Date are insufficient to redeem the total number of shares of Series AA Preferred Stock to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holder(s) of such shares to be

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redeemed such that an equal percentage of the number of shares held by each holder of Series AA Preferred Stock is redeemed (provided that this Corporation shall have no obligation to issue or redeem any fractional shares). The shares of Series AA Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of series of Preferred Stock that may from time to time come into existence, at any time thereafter when additional funds of this Corporation are legally available for the redemption of shares of Series AA Preferred Stock, such funds will immediately be used to redeem the balance of the shares that this Corporation has become obliged to redeem on any Corporation Redemption Date but that it has not redeemed.

          (b)  REDEMPTION AT OPTION OF SHAREHOLDERS.

               (i) Subject to the rights of series of Preferred Stock that may from time to time come into existence, at any time on or after March 9, 2005, provided that this Corporation shall have received a written request from the holders of not less than a majority of the then outstanding Series AA Preferred Stock that a specified percentage of such holders' shares of Series AA Preferred Stock be redeemed, and concurrently with surrender by such holders of the certificates representing such shares, this Corporation shall, to the extent it may lawfully do so, redeem the shares specified in such request by paying in cash therefor a sum per share equal to (A) $30.59 per share of Series AA Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) plus (B) accrued but unpaid dividends on such share (the "Series AA Redemption Price"); provided, however, in no event shall this Corporation be required to redeem more than 817,261 shares of Series AA Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) during any twelve month period. Any request made pursuant to this subsection 3(b)(i) shall be delivered at least one hundred and eighty (180) days prior to the date on which the redemption is requested to occur (a "Shareholder Redemption Date"). Any redemption of Series AA Preferred Stock effected pursuant to this subsection 3(b)(i) shall be made on a pro rata basis among the holders of the Series AA Preferred Stock in proportion to the number of shares of Series AA Preferred Stock proposed to be redeemed by such holders.

               (ii) Subject to the rights of series of Preferred Stock that may from time to time come into existence, at least twenty (20) but no more than thirty (30) days prior to a Shareholder Redemption Date, written notice shall be personally delivered, sent by reliable international courier, or sent by confirmed facsimile to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series AA Preferred Stock to be redeemed, at the address last shown on the records of this Corporation for such holder, notifying such holder of the redemption to be effected on the Shareholder Redemption Date, specifying the number of shares to be redeemed from such holder, the Shareholder Redemption Date, the Series AA Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to this Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the "Shareholder Redemption Notice"). Except as provided in subsection (3)(b)(iii), on or after the Shareholder Redemption Date, each holder of Series AA Preferred Stock to be redeemed on such Redemption Date shall surrender to this Corporation the certificate or

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certificates representing such shares, in the manner and at the place designated in the Shareholder Redemption Notice, and thereupon the Series AA Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

               (iii) From and after the Shareholder Redemption Date, unless there shall have been a default in payment of the Series AA Redemption Price, all rights of the holders of shares of Series AA Preferred Stock designated for redemption on the Shareholder Redemption Date in the Shareholder Redemption Notice as holders of Series AA Preferred Stock (except the right to receive the Series AA Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of series of Preferred Stock that may from time to time come into existence, if the funds of this Corporation legally available for redemption of shares of Series AA Preferred Stock on the Shareholder Redemption Date are insufficient to redeem the total number of shares of Series AA Preferred Stock to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed such that an equal percentage of the number of shares held by each holder of Series AA Preferred Stock is redeemed (provided that this Corporation shall have no obligation to issue or redeem any fractional shares). The shares of Series AA Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of series of Preferred Stock that may from time to time come into existence, at any time thereafter when additional funds of this Corporation are legally available for the redemption of shares of Series AA Preferred Stock, such funds will immediately be used to redeem the balance of the shares that this Corporation has become obliged to redeem on the Shareholder Redemption Date but that it has not redeemed.

          4. CONVERSION. The holders of the Series AA Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a) RIGHT TO CONVERT. Each share of Series AA Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the Purchase Date of such share and on or prior to the second trading day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to such share of the Series AA Preferred Stock, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series AA Issue Price by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion (the "Conversion Ratio"). The initial Conversion Price per share for shares of Series AA Preferred Stock shall be $39.77 per share; provided, however, that the Conversion Price for the Series AA Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).


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          (b)  AUTOMATIC CONVERSION.  Each share of Series AA Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Ratio at the time in effect for such Series AA Preferred Stock immediately upon the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series AA Preferred Stock.

          (c) MECHANICS OF CONVERSION. Before any holder of Series AA Preferred Stock shall be entitled to convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series AA Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series AA Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series AA Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Series AA Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Series AA Preferred Stock shall not be deemed to have converted such Series AA Preferred Stock until immediately prior to the closing of such sale of securities.

          (d) CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK FOR SPLITS, STOCK DIVIDENDS, COMBINATIONS AND THE LIKE. The Conversion Price of the Series AA Preferred Stock shall be subject to adjustment from time to time as follows:

               (i) In the event this Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series AA Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

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               (ii) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series AA Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

          (e) OTHER DISTRIBUTIONS. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or other options or rights not referred to in subsection 4(d)(i), then, in each such case for the purpose of this Subsection 4(e), the holders of the Series AA Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of Series AA Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

          (f) RECAPITALIZATIONS. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Series AA Preferred Stock shall thereafter be entitled to receive upon conversion of the Series AA Preferred Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series AA Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series AA Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          (g) NO IMPAIRMENT. This Corporation will not, by amendment of its Amended and Restated Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series AA Preferred Stock against impairment.

          (h)  NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

               (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series AA Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. This Corporation shall provide the holder of any fractional interest with an amount of cash equal to the fair market value of one

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

share of this Corporation's Common Stock multiplied by such fractional interest. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series AA Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

               (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series AA Preferred Stock pursuant to this Section 4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series AA Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series AA Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series AA Preferred Stock.

          (i) NOTICES OF RECORD DATE. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series AA Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (j) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series AA Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series AA Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series AA Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Certificate of Designation or the Amended and Restated Articles of Incorporation.

          (k)  NOTICES.  Any notice required by the provisions of this
Section 4 to be given to the holders of shares of Series AA Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

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

          5. VOTING RIGHTS. The holder of each share of Series AA Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series AA Preferred Stock could then be converted at the record date for determination of the shareholders entitled to vote thereon, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote and otherwise as required by law. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series AA Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

4. We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

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

          RESOLVED FURTHER, that the officers of the Corporation are each authorized to execute, verify and file in the office of the California Secretary of State a Certificate of Determination in accordance with this resolution and California law.

Executed on March __, 1998 at Menlo Park, California.


                                   --------------------------------
                                   Stephen P. A. Fodor
                                   President and Chief Executive Officer


                                   --------------------------------
                                   Edward M. Hurwitz
                                   Chief Financial Officer

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